Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ProPhase Labs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0005 per share	457	(h)	500,000	(2)	$0.60	(3)	$300,000	(3)	0.00015310	$45.93
Total Offering Amount								$300,000			$45.93
Total Fee Offsets											-
Net Fee Due											$45.93

1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

2)	Represents shares of Common Stock of the Registrant issuable upon the exercise of outstanding nonqualified stock option awards granted to an employee of the Registrant outside the Registrant’s 2022 Equity Compensation Plan as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Stock Option Award”).

3)	Calculated pursuant to Rule 457(h) of the Securities Act, based on the exercise price per share of the 500,000 shares issuable under the Inducement Stock Option Award.